Exhibit 99.1

Professional Diversity Network, Inc. Announces First Quarter 2014 Financial Results

CHICAGO – May 14, 2014 (GLOBE NEWSWIRE) – Professional Diversity Network, Inc. (NASDAQ:IPDN), an Internet software and services company specializing in diversity recruitment resources for corporations, government agencies and job seekers, announced today its quarterly financial results for the quarter ended March 31, 2014.

Highlights include:

•	Total revenue recognized for fiscal first quarter of 2014 grew 35% as compared to the first quarter of 2013, from $919,803 to $1,237,653 respectively

•
Direct sales bookings increased for the third consecutive quarter to $764,000, representing a 526% increase over the first quarter of 2013. First quarter 2014 direct sales bookings include $275,000 from our events division, which was purchased at the end of the third quarter of 2013.

•	Registered users grew by 9.9% in the first quarter of 2014 compared to a 3.4% growth in the first quarter of 2013.

First Quarter 2014 Financial Results

For the quarter ended March 31, 2014, the Company reported total revenues of $1,237,653, a 35% increase from $919,803 in the same period one-year prior, attributable primarily to an increase in revenue from direct sales.

The Company narrowed its comprehensive net loss by 45% in the fiscal first quarter of 2014 to ($262,543). This is compared to a comprehensive net loss of ($478,378) in the same period one-year prior, attributable primarily to interest earned on investments, an increase in revenue from direct sales and recognition of a tax benefit.

Total operating expenditures during the first quarter of 2014 increased by 53% compared to the same period one year prior, from $1,166,778 to $1,789,518 attributable primarily to the investment we made in our direct salesforce, the costs of being a public company and costs of operating our career events.

Comprehensive net loss per share for the quarter ended March 31, 2014 was $0.04/share, compared to a comprehensive net loss in the first quarter one-year prior of $0.11/share.

Loss from operations during the fiscal first quarter of 2014 was ($551,865) compared to an operating loss of ($246,975) in the first quarter one year prior, representing a 123% loss increase, attributable to our investment in our Sales and Marketing team and costs of being a public company.

As of March 31, 2014 total assets for the period were $21,755,815, a decrease from $22,020,197 that the Company reported during for the quarter ended December 31, 2013, attributable to operating losses incurred by the company.

“We are pleased with the growth and diversification of our revenues, gains in registered users and reception of our products and services by employers seeking to recruit diverse talent. We will be discussing the details of our quarter on the forthcoming conference call this afternoon," said Professional Diversity Network's CEO James Kirsch.

The Company will be hosting a conference call to discuss its full financial results as follows:

First Quarter 2014 Financial Results Conference Call Details:
Date:	Wednesday, May 14, 2014
Time:	4:30PM Eastern / 1:30PM Pacific
Participant Dial-In:	877-407-9205 (Toll Free), 201-689-8054 (International)

It is recommended that participants dial in approximately 10 minutes prior to the start of the 4:30PM Eastern call. There will also be an archived recording of the conference call available under the Investor Relations section of the company website at http://investor.prodivnet.com.

Professional Diversity Network, Inc.
Condensed Statements of Comprehensive Loss (Unaudited)
For the Three Months Ended March 31, 2014 and 2013

	Three Months Ended March 31,
	2014	2013

Revenues
Recruitment services	$816,343	$535,680
Consumer advertising and consumer marketing solutions revenue	421,310	384,123
Total revenues	1,237,653	919,803

Costs and expenses:
Cost of services	366,471	239,213
Sales and marketing	796,444	455,809
General and administrative	535,696	421,066
Depreciation and amortization	90,907	55,424
Gain on sale of property and equipment	-	(4,734)
Total costs and expenses	1,789,518	1,166,778

Loss from operations	(551,865)	(246,975)

Other income (expense)
Interest expense	-	(155,137)
Interest and other income	66,246	5,225
Other income (expense), net	66,246	(149,912)

Change in fair value of warrant liability	43,809	110,808

Loss before income taxes	(441,810)	(286,079)
Income tax (benefit) expense	(179,267)	195,737
Net loss	$(262,543)	$(481,816)

Other comprehensive (loss) income:
Net loss	$(262,543)	$(481,816)
Unrealized gains on marketable securities	-	3,438
Comprehensive loss	$(262,543)	$(478,378)

Net loss per common share, basic and diluted	$(0.04)	$(0.11)

Shares used in computing pro forma net loss per common share:
Basic and diluted	6,316,207	4,307,794

Pro-forma computation related to conversion to a C corporation upon completion of initial public offering:
Historical pre-tax net loss before taxes	$(441,810)	$(286,079)
Pro-forma tax (benefit) provision	(179,267)	(164,370)
Pro-forma net loss	$(262,543)	$(121,709)
Pro-forma loss per share - basic and diluted
Unaudited pro-forma loss per share	$(0.04)	$(0.03)
Weighted average number of shares outstanding	6,316,207	4,307,794

Professional Diversity Network, Inc.
Condensed Balance Sheets (Unaudited)
March 31, 2014 and December 31, 2013

	March 31,	December 31,
	2014	2013

Current Assets:
Cash and cash equivalents	10,829,109	18,736,495
Accounts receivable	959,957	1,218,112
Short-term investments	7,500,341	-
Prepaid expenses and other current assets	351,641	99,094
Total current assets	$19,641,048	$20,053,701

Property and equipment, net	60,498	54,781
Security deposits	12,644	12,644
Capitalized technology, net	655,798	692,511
Goodwill	735,328	735,328
Trade name	90,400	90,400
Deferred tax asset	560,099	380,832
Total assets	$21,755,815	$22,020,197

Current Liabilities:
Accounts payable	399,554	222,961
Accrued expenses	263,538	188,462
Deferred revenue	814,721	1,024,420
Warrant liability	41,412	85,221
Total current liabilities	$1,519,225	$1,521,064

Commitments and contingencies

Stockholders' Equity
Common stock, $0.01 par value, 25,000,000 shares authorized, 6,318,227 shares issued and 6,316,027 shares outstanding as of March 31, 2014 and December 31, 2013	63,182	63,182
Additional paid in capital	21,883,593	21,883,593
Accumulated deficit	(1,698,930)	(1,436,387)
Treasury stock, at cost; 2,200 shares at March 31, 2014 and December 31, 2013	(11,255)	(11,255)
Total stockholders' equity	20,236,590	20,499,133

Total liabilities and stockholders' equity	$21,755,815	$22,020,197

About Professional Diversity Network, Inc.

The Professional Diversity Network platform provides employers that value diversity with access to diverse talent to meet their hiring needs. Professional Diversity Network owns and operates professional networking communities including: iHispano.com for Hispanic professionals, BlackCareerNetwork.com for African-American professionals, WomensCareerChannel.com for professional women, Military2Career.com for Veterans, ProAble.net for professionals with disabilities, OutProNet.com for professionals in the LGBT community, and AsianCareerNetwork.com for Asian-American professionals. For more information, visit www.prodivnet.com.

CONTACT: Professional Diversity Network, Inc.
David Mecklenburger, CFO
312-614-0944
dmecklenburger@prodivnet.com

Capital Markets Advisor
Merriman Capital, Inc.
Douglas Rogers, Managing Director
Head of Capital Markets Advisory Group
415-248-5612
drogers@merrimanco.com

Professional Diversity Network, Inc.